Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 8, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Digimarc Corporation included in the Annual Report of Digimarc Corporation on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the registration statements of Digimarc Corporation on Form S-3 (File No. 333-108670, effective September 10, 2003) and on Form S-8 (File No. 333-128096, effective September 2, 2005, File No. 333-31114, effective February 25, 2000, File No. 333-42042, effective July 24, 2000, File No. 333-65256, effective July 17, 2001, File No. 333-82660, effective February 13, 2002, File No. 333-105097, effective May 8, 2003, and File No. 333-115074, effective April 30, 2004).

/s/ GRANT THORNTON LLP

Portland, Oregon

March 8, 2007